Exhibit 99.1

PBF Logistics Announces Acquisition of Remaining 50% Interest in Torrance Valley Pipeline Company and

Provides First Quarter Interim Update

PARSIPPANY, NJ – April 24, 2019 – PBF Logistics LP (NYSE:PBFX) (the “Partnership” or “PBF Logistics”) announced today the execution of definitive agreements for the acquisition of the remaining fifty percent interest in Torrance Valley Pipeline Company LLC (“TVPC”) from an affiliate of PBF Energy Inc. (NYSE:PBF) for total consideration of approximately $200 million in cash. The Partnership and PBF Energy currently anticipate closing of the transaction to occur in the second quarter, subject to customary closing conditions. The acquisition is expected to be financed through a combination of $135 million of gross proceeds from PBFX’s over-subscribed registered direct offering of common units to certain institutional investors announced today and a $65 million draw-down from the Partnership’s senior secured revolving credit facility.

The acquisition of TVPC by the Partnership immediately doubles its position in one of its core assets and is immediately accretive to distributable cash flow. Pro forma for the transaction, the Partnership expects 2019 coverage to be consistent with its original guidance of approximately 1.05x based on current expectations. The Partnership reiterates its prior guidance of maintaining leverage in the three-to-four times run-rate EBITDA range and its commitment to a long-term coverage ratio of 1.15x.

PBFX and PBF Energy Chief Executive Officer Thomas Nimbley said, “The acquisition of the remaining 50 percent interest in TVPC reflects PBFX’s ongoing commitment to deliver sustained growth to our unitholders by adding high-quality assets to our earnings base. The equity issuance and drop-down transaction were executed in response to high investor demand for investable opportunities in PBF Logistics.” Mr. Nimbley continued, “With this transaction, in combination with our organic growth efforts, we exceed our near-term distribution growth funding requirements and achieve the flexibility to execute our strategic plan without accessing public equity to fund growth capital through 2020.”

About the TVPC Transaction

TVPC owns the 189-mile San Joaquin Valley Pipeline system with a throughput capacity of approximately 110,000 barrels per day. The system is comprised of the M55, M1 and M70 pipelines which are the primary crude gathering and transportation lines that supply PBF Energy’s Torrance refinery. The assets also include 11 pipeline stations with approximately one million barrels of combined storage capacity and truck unloading capability at two of the stations.

Pursuant to the agreement, upon closing, the Partnership would consolidate the existing ten-year term transportation services agreements with subsidiaries of PBF Energy containing minimum volume throughput commitments (“MVCs”) of approximately 50,000 barrels per day for the M1 and M55 pipelines; increased MVCs of approximately 75,000 barrels per day for the M70 pipeline, from current MVCs of 70,000 bpd, and for storage capacity at certain tanks representing approximately 50 percent of the total available shell capacity of the storage facilities. Based on the TVPC ownership interest to be acquired, current cost structure, increased fees payable by PBF Energy under the amended M70 services agreement and the expected minimum throughput rates, the newly-acquired interests of TVPC would be expected to generate, on an annualized run-rate basis subsequent to closing the proposed acquisition, estimated annual net income of approximately $15.5 million based on revenues of approximately $44.0 million and estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $25.0 million. Annual maintenance capital expenditures for the Partnership’s acquired interest would be expected to average approximately $1.5 million.

The terms of the potential transaction have been approved by the Conflicts Committee of the Board of Directors of the general partner of PBF Logistics. The Conflicts Committee is composed of independent directors and was advised by Piper, Jaffray & Co., its financial advisor, and Baker Botts LLP, its legal counsel.

First Quarter Interim Update

The preliminary financial data discussed below has been prepared by, and is the responsibility of, our management and has not been audited or reviewed by our independent registered public accounting firm. We have provided a range for our current preliminary unaudited estimates of revenue, net income, EBITDA and EBITDA attributable to PBFX discussed below because our financial closing procedures for the first quarter of fiscal year 2019 are not yet complete and are subject to final adjustments and other developments that may arise between now and the time the financial results for the first quarter of fiscal year 2019 are finalized.

The preliminary first quarter estimates are based upon assumptions we believe to be reasonable but include information from third parties that is subject to further review and verification. It is possible that our final reported results may not be within the ranges we currently estimate, and the difference may be material. We expect to report financial results related to the quarter ended March 31, 2019 on or about May 1, 2019.

The following are our current preliminary estimates for the three month period ended March 31, 2019:

•	Revenue of between $78.3 million and $79.3 million;

•	Net income of between $21.6 million and $22.6 million;

•	EBITDA of between $42.4 million and $43.4 million (see below for a reconciliation of net income to EBITDA);

•	EBITDA attributable to PBFX of between $36.3 million and $37.3 million (see below for a reconciliation of net income to EBITDA attributable to PBFX);

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Included in results for the first quarter are $6.1 million of transaction costs, unit-based compensation and non-recurring charges negatively impacting net income and EBITDA and EBITDA attributable to PBFX comprised of transaction-related expenses primarily associated with the IDR simplification transaction, unit-based compensation, environmental remediation costs associated with our East Coast Terminals and a true-up for revenue associated with the Paulsboro Natural Gas Pipeline due to a reduction in its pipeline tariff based on the lower than budget project costs; and

•	Adjusted EBITDA of between $42.4 million and $43.4 million, after adding back $6.1 million of transaction, unit-based compensation and non-recurring charges.

As of March 31, 2019, the Partnership had approximately $352 million of liquidity, including approximately $16 million in cash and cash equivalents, and access to approximately $336 million under its revolving credit facility.

Non-GAAP Measures

The Partnership defines EBITDA as net income (loss) before net interest expense including amortization of loan fees and debt premium and accretion on discounted liabilities, income tax expense, depreciation and amortization expense. The Partnership defines EBITDA attributable to PBFX as net income (loss) attributable to PBFX before net interest expense including amortization of loan fees and debt premium and accretion on discounted liabilities, income tax expense, depreciation and amortization expense attributable to PBFX, which excludes results of acquisitions from affiliates of PBF Energy prior to the effective dates of such transactions. The Partnership defines Adjusted EBITDA as EBITDA attributable to PBFX excluding acquisition and transaction costs, unit-based compensation and items that meet the conditions of unusual, infrequent and/or non-recurring charges. EBITDA, EBITDA attributable to PBFX and Adjusted EBITDA are supplemental measures of performance that are not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We use these non-GAAP financial measure as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business and to assist in evaluating our ongoing operating performance for the current reporting period in comparison to other reporting periods. EBITDA, EBITDA attributable to PBFX and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered a substitute for net income, operating income or any other measure of financial performance in accordance with GAAP.

Also, because EBITDA, EBITDA attributable to PBFX and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA, EBITDA attributable to PBFX and Adjusted EBITDA have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA, EBITDA attributable to PBFX and Adjusted EBITDA are:

•	they do not reflect depreciation expense or our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	they do not reflect transaction costs, unit-based compensation and non-recurring charges incurred during the period.

PBF Logistics LP Reconciliation of Amounts (unaudited, millions)

Reconciliation of preliminary first quarter net income to EBITDA, EBITDA attributable to PBFX and Adjusted EBITDA:

	Three Months Ended
	March 31, 2019
	Range
	Low	High
Net income	$21.6	$22.6
Add: Depreciation and amortization expense	8.7	8.7
Add: Interest expense, net and other financing costs	12.1	12.1

EBITDA	42.4	43.4
Less: Noncontrolling interest EBITDA	6.1	6.1

EBITDA attributable to PBFX	36.3	37.3
Add: Transaction, unit-based compensation and non-recurring charges	6.1	6.1

Adjusted EBITDA	$42.4	$43.4

Reconciliation of fifty percent TVPC acquired interest, inclusive of the amendment to the M70 services agreement, estimated annualized run-rate Net Income to annualized run-rate EBITDA:

Annualized run-rate net income	$15.5
Add: Depreciation and amortization expense	5.5
Add: Interest expense, net and other financing costs	4.0

Annualized run-rate EBITDA	$25.0

Due to the forward-looking nature of annualized run-rate EBITDA, information to reconcile annualized run-rate EBITDA to annualized run-rate cash flow from operating activities is not available as management is unable to project working capital changes for future periods at this time.

Due to the forward-looking nature of forecasted and long-term, consolidated run-rate EBITDA and distributable cash flow, information to reconcile long-term, consolidated run-rate EBITDA, distributable cash flow and coverage ratios to long-term, consolidated run-rate net income and cash flow from operating activities is not available as management is unable to project financing terms and working capital changes for future periods at this time.

About PBF Logistics LP

PBF Logistics LP (NYSE: PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

Forward-looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the accretion expected to be realized by the Partnership as a result of the acquisition, the information under “First Quarter Interim Update” and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by the Partnership with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973.455.7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973.455.8994